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Exhibit 2.01

Eatery Concepts                       News Release
                                      EACO Corporation
                                      2113 Florida Boulevard
                                      Neptune Beach, Florida 32266
                                      (904) 249-4197
                                      Fax: (904) 249-1466


Contact:                              FOR IMMEDIATE RELEASE
          Edward B. Alexander
          President
          (904) 249-4197              November 17, 2005

                     EACO CORPORATION REPORTS
                      THIRD QUARTER RESULTS,
                   GAIN ON SALE OF RESTAURANTS

NEPTUNE BEACH, FLORIDA - EACO Corporation (OTCBB:EACO), today reported operating results for the third quarter and year to date periods ended September 28, 2005.

Net income for the third quarter was $7,367,500 ($1.68 per share) compared to a net loss of $539,600 ($0.14 per share) for the same period in 2004. For the nine months ended September 28, 2005, net income was $10,168,600 ($2.44 per share) compared to a net loss of $1,441,700 ($0.38 per share) for the same period in 2004.

Loss from continuing operations (net of income tax) for the third quarter was $48,700 ($0.01 per share) compared to $450,400 ($0.12 per share) in 2004. Loss from continuing operations for the nine months ended September 28, 2005 was $357,000 ($0.08 per share) compared to $976,100 ($0.26 per share) in 2004.

Income from discontinued operations, net of income tax was $7,416,200 ($1.69 per share) for the third quarter of 2005 compared to a loss of $89,200 ($0.02 per share) in 2004. Income from discontinued operations for the nine months ended September 28, 2005 was $10,525,600 ($2.52 per share) compared to a loss of $465,600 ($0.12 per share) in 2004.

As previously announced, the Company sold all of its operating restaurants on June 30, 2005, the first day of the Company's third quarter. The Company recognized a gain on the sale of the restaurants (net of income tax) of $7,567,700 in the quarter ended September 28, 2005. For the nine months ended September 28, 2005, the total gain on this sale was $10,393,300 (net of income tax).

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The Company had previously recognized approximately $3 million in income tax benefit related to the sale in the second quarter of 2005.

As a result of the sale of its restaurants, the Company has approximately $10 million in cash, and is seeking business opportunities for strategic investment of these funds. The Company intends to pursue and consider any acquisitions or investments that it believes will enhance shareholder value.

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
EACO Corporation
Consolidated Results of Operations
(Unaudited)                              For The Quarters Ended    For The Nine Months Ended
                                         ------------------------------------------------------
                                         September 28, September 29, September 28, September 29,
                                              2005         2004           2005         2004
                                         -------------------------------------------------------
Revenues:
  Rental income                               $46,800      $32,800     $112,300     $98,300
                                           ----------  -----------  ----------- -----------
Total revenues                                 46,800       32,800      112,300      98,300
                                           ----------  -----------  ----------- -----------
Cost and expenses:
  Depreciation and amortization                61,900      102,900      145,100     198,200
  General and administrative expenses         310,000      369,500      769,000     840,400
                                           ----------  -----------  ----------- -----------
Total costs and expenses                      371,900      472,400      914,100   1,038,600
                                           ----------  -----------  ----------- -----------
      Loss from operations                   (325,100)    (439,600)    (801,800)   (940,300)
Investment gain                                56,000        1,600       58,100      12,400
Interest and other income                     225,900       24,300      275,500      62,100
Interest expense                              (34,900)     (36,700)    (104,500)   (110,300)
                                           ----------  -----------  ----------- -----------
      Loss from continuing operations
        before income taxes                   (78,100)    (450,400)    (572,700)   (976,100)
Income tax benefit                             29,400          ---      215,700         ---
                                           ----------  -----------  ----------- -----------
      Loss from continuing operations         (48,700)    (450,400)    (357,000)   (976,100)
                                           ----------  -----------  ----------- -----------
Discontinued operations:
  Income (loss) on discontinued operations,
    net of income tax                        (151,500)     (89,200)     132,300    (465,600)
  Gain on sale of discontinued operations,
    net of income tax                       7,567,700          ---   10,393,300         ---
                                           ----------  -----------  ----------- -----------
  Income (loss)from discontinued operations 7,416,200      (89,200)  10,525,600    (465,600)
                                           ----------  -----------  ----------- -----------
     Net income (loss)                      7,367,500     (539,600)  10,168,600  (1,441,700)
Cumulative preferred stock dividend           (19,100)      (6,300)     (57,400)     (6,300)
                                           ----------  -----------  ----------- -----------
  Net income (loss) available
    (attributable) to common shareholders  $7,348,400    ($545,900) $10,111,200 ($1,448,000)
                                           ==========  ===========  ===========  ==========
Basic income (loss) per share:
  Continuing operations                        ($0.01)      ($0.12)      ($0.09)     ($0.26)
  Discontinued operations                        1.90        (0.02)        2.71       (0.12)
                                           ----------  -----------  ----------- -----------
Net income (loss)                               $1.89       ($0.14)       $2.62      ($0.38)
                                           ==========  ===========  =========== ===========
Basic weighted average common
    shares outstanding                      3,889,000    3,881,500    3,884,300   3,790,000
                                           ==========  ===========  =========== ===========
Diluted income (loss) per share
  Continuing operations                        ($0.01)      ($0.12)      ($0.08)     ($0.26)
  Discontinued operations                        1.69        (0.02)        2.52       (0.12)
                                           ----------  -----------  ----------- -----------
Net income (loss)                               $1.68       ($0.14)       $2.44      ($0.38)
                                           ==========  ===========  =========== ===========
Diluted weighted average common
    shares outstanding                      4,379,900    3,881,500    4,172,800   3,790,000
                                           ==========  ===========  =========== ===========

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